Exhibit 99.2

CONTACT:  Pamela L. Dull, Sonus Pharmaceuticals, Inc., (425) 487-9500, Ext. 255

SONUS PHARMACEUTICALS HIGHLIGHTS PROGRESS IN 2004

Company focused on moving lead cancer product into Phase 3 clinical trials

Year-end conference call to be held today at 1:30 P.M. Pacific Time

BOTHELL, WA—March 15, 2005—Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today reviewed its progress and key achievements in 2004.

“During 2004, TOCOSOL® Paclitaxel, our lead cancer product candidate, made steady, continuous clinical and regulatory progress,” said Michael A. Martino, President and CEO of Sonus Pharmaceuticals.  “We met a number of key milestones throughout the past year that advanced our goal of creating a more valuable company based first and foremost on maximizing our opportunities for TOCOSOL Paclitaxel.  With plans to move TOCOSOL Paclitaxel into pivotal Phase 3 testing this year, our focus remains on developing and realizing the product’s potential value as well as expanding and applying our technology to additional oncology candidates.”

2004 Achievements

•                  Completed a clinical pharmacology study comparing TOCOSOL Paclitaxel and Taxol® to support the Company’s primary 505(b)(2) regulatory strategy.  The study has been accepted for presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting, being held May 13-17 in Orlando, Florida.

•                  Made three presentations on TOCOSOL Paclitaxel at the ASCO 2004 meeting, reporting encouraging Phase 2a data on safety and anti-tumor activity in patients with ovarian, non-small cell lung and bladder cancers.

•                  Initiated a Phase 2b breast cancer study of TOCOSOL Paclitaxel in September 2004, in which enrollment of 47 patients was completed in six weeks.  Preliminary objective anti-tumor response data are in line with expectations.

•                  Met with the U.S. Food and Drug Administration (FDA) in December to discuss plans for Phase 3 testing and the content of the New Drug Application (NDA) for TOCOSOL Paclitaxel.  The FDA indicated that it is appropriate for Sonus to pursue a single Phase 3 pivotal trial leading to submission of a NDA under a 505(b)(2) regulatory mechanism, which had been the Company’s stated objective.  The Agency and Sonus also agreed to use a Special Protocol Assessment process for the Phase 3 trial, which is an agreement with the FDA on the planned design, conduct and analysis of the study.

•                  Received Orphan Drug designation from the FDA for TOCOSOL Paclitaxel for the treatment of non-superficial urothelial cancer, of which the most common form is bladder cancer.  This adds to the Fast Track designation granted by the FDA in 2003 for developing TOCOSOL Paclitaxel for the treatment of patients with metastatic or locally advanced, inoperable transitional cell carcinoma (TCC) of the urothelium.  Sonus has a Phase 2b study of TOCOSOL Paclitaxel ongoing in advanced bladder cancer and is pursuing this indication in parallel with the 505(b)(2) program.

•                  Strengthened the intellectual property estate for TOCOSOL technology and TOCOSOL Paclitaxel with the issuance of four new patents, including two in the U.S., one in Taiwan and one in Canada.  The Company was issued an additional U.S. patent in February 2005.  Sonus now has a total of seven issued patents in the U.S. and two patents outside the U.S., with six of those specific to TOCOSOL Paclitaxel.

•                  Completed private equity financing that raised $14.4 million in net proceeds.

Conference Call Information

Sonus will highlight 2004 achievements and provide a company update during its year-end conference call today, March 15, 2005, at 1:30 P.M. PT/4:30 P.M. ET.  The call will be web cast live and archived on the Company’s web site at www.sonuspharma.com/events.html.  A replay of the conference call will also be available via telephone for one week at (800) 642-1687 or (706) 645-9291 for international calls; Pass code:  5280315.

About Sonus Pharmaceuticals, Inc.

Headquartered near Seattle, Sonus Pharmaceuticals is focused on the development of therapeutic drugs that may offer improved administration, safety, tolerability and effectiveness for the treatment of cancer and related therapies.  The Company’s lead product candidate is TOCOSOL® Paclitaxel, a new formulation of the widely prescribed anti-cancer drug paclitaxel.  TOCOSOL Paclitaxel has been designed to overcome the limitations associated with Taxol® and generic paclitaxel-based chemotherapy, including long infusion times, undesirable or treatment-limiting side effects as well as time consuming and expensive preparation prior to administration.  Sonus is currently in discussions with the FDA to finalize the pivotal Phase 3 protocol for TOCOSOL Paclitaxel, which the Company believes will be initiated in 2005.  For additional information, including news releases, please visit the Company’s web site at www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products.  As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 12, 2004 and Quarterly Report on Form 10-Q filed November 15, 2004, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:  the Company’s products will require extensive clinical testing and approval by regulatory authorities;  risks that the Company will not be able to initiate Phase 3 clinical trials for TOCOSOL Paclitaxel; such approvals are lengthy and expensive and may never occur; risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies; risks that clinical studies with TOCOSOL Paclitaxel will not be successful; risks that the FDA may not approve the Company’s proposed New Drug Application; and risks of successful development of additional drug delivery products.  Sonus undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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